EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-111127 on Form S-8 of our report dated March 31, 2006, relating to the consolidated financial statements and consolidated financial statement schedule of Familymeds Group, Inc. (formerly DrugMax, Inc.), (which report expresses an unqualified opinion and includes an explanatory paragraph concerning uncertainty regarding the Company’s ability to continue as a going concern) appearing in the Annual Report on Form 10-K of Familymeds Group, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP
Hartford, Connecticut October 18, 2006